Exhibit 99.1

R&G FINANCIAL CORPORATION ANNOUNCES RETENTION OF

INVESTMENT BANKS

San Juan, Puerto Rico, December 19, 2007 – R&G Financial Corporation, San Juan, Puerto Rico (the “Company”), announced today that the Company is exploring its strategic options and that Keefe, Bruyette & Woods, Inc. has been retained by the Company and Sandler O’Neill + Partners, L.P. has been retained by the Strategic Capital Committee of the Company to assist the Company.